EXHIBIT 10.1

AMENDMENT TO

THE CARNIVAL CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Carnival Corporation Supplemental Executive Retirement Plan (the "Plan") is hereby amended as follows effective, January 1, 2007 (additions bolded, deletions struck-through):

1.	The last paragraph of Section 5.1(B) is amended to read as follows:

Notwithstanding the foregoing, if a Participant elects his distribution to be made or commenced in accordance with paragraph (3) above, and such date falls before the Participant’s Termination of Employment, the Participant’s distribution shall be made or commenced in accordance with paragraph (1) above. Notwithstanding the foregoing, subject to the approval of the Company, a Participant may change his form and timing election applicable to his benefit, provided that such request to change is made at least twelve (12) consecutive months prior to the date on which such distribution would have otherwise been made on or commenced. Solely with respect to amounts accrued under the Plan which are subject to Code Section 409A (generally, amounts accrued on and after January 1, 2005) the request for change in timing of the payment shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been paid (or, in the case of installment payments, 5 years from the date the first amount was scheduled to be paid). Solely for purposes of elections as to the form and timing of distributions from the Plan of Section 409A Deferrals, the Plan shall allow Participants to make changes to such elections in 2007 as permitted by the transition relief contained in IRS Notice 2006-79 and the applicable Section 409A Treasury Regulations. If a Participant dies before commencement of distribution of Participant’s Benefits under the Plan, such Benefits shall be paid in a lump sum to the Participant’s Beneficiary, using the same actuarial assumptions as in the Retirement Plan. If a Participant dies after commencement of distribution of his or her Benefits under the Plan, the Participant’s Benefits shall be paid to the Participant’s Beneficiary in accordance with the Participant’s election.